Exhibit 5.1
[Maples and Calder letterhead]

Our ref	VZL\303788\3497994v2
Direct tel	+852 2971 3095
Email	valerie.law@maplesandcalder.com
By Email
51job, Inc.
Building 3
No. 1387, Zhang Dong Road
Shanghai 201203
People’s Republic of China

9 November 2009
Dear Sirs
51job, Inc. (the “Registrant”)
We have examined the registration statement on Form S-8 to be filed by the Registrant, a company incorporated under the laws of the Cayman Islands, with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of common shares of par value US$0.0001 each in the authorised share capital of the Registrant (the “Shares”) for issuance pursuant to the following Plan (the “Plan”):
•	51job, Inc. 2009 Share Option Plan
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the board of directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries made in the register of members of the Registrant, such Shares will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully
/s/ Maples and Calder
Maples and Calder